Exhibit 1.4

                                                                 EXECUTION COPY

                       SUPPLEMENTAL REMARKETING AGREEMENT

         Supplemental Remarketing Agreement dated as of February 2, 2005 among CenturyTel, Inc., a Louisiana corporation (the "Company"), Wachovia Bank, National Association, a national banking association organized and existing under the laws of the United States, as Purchase Contract Agent and attorney-in-fact for the Holders of the Purchase Contracts (as such terms are defined in the Purchase Contract Agreement referred to in Schedule I hereto), and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as remarketing agents and reset agents (the "Remarketing Agents").

         NOW, THEREFORE, for and in consideration of the covenants herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Remarketing Agreement dated as of the date hereof (the "Remarketing Agreement") among the Company, the Purchase Contract Agent and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC or, if not defined in the Remarketing Agreement, the meanings assigned to them in the Purchase Contract Agreement or, if not therein defined, the Pledge Agreement.

         2. Registration Statement and Prospectus. The Company represents and warrants to the Remarketing Agents as follows: The Company meets the requirements for use of Form S-3. A registration statement on Form S-3 (Registration No. 333-84276), including a prospectus relating to the Securities (as such term is defined on Schedule I hereto) has been (i) prepared by the Company under the provisions of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations thereunder of the Securities and Exchange Commission (the "Commission"); (ii) filed with the Commission; and
(iii) declared effective by the Commission. Such Registration Statement, as amended, as of the date hereof, the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date or the Final Remarketing Date, as the case may be, and the documents incorporated or deemed to be incorporated by reference therein as of the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date or the Final Remarketing Date, as the case may be, are hereinafter called, collectively, the "Registration Statement"; the related prospectus dated April 29, 2002 and prospectus supplement dated April 30, 2002, including the documents incorporated or deemed to be incorporated by reference therein as of the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date or the Final Remarketing Date, as the case may be, and the preliminary pricing supplement relating to the Securities are hereinafter called, collectively, the "preliminary prospectus" and the related prospectus dated April 29, 2002 and prospectus dated April 30, 2002, including the documents incorporated or deemed to be incorporated by reference therein as of the date hereof, the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date or the Final Remarketing Date, as the case may be, and the final pricing supplement relating to the Securities to be dated the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date or the Final Remarketing Date, as they case may be, are hereinafter called, collectively, the "Prospectus." The Company has or will provide copies of the Registration Statement, the preliminary prospectus and the Prospectus to the Remarketing Agents, and hereby consents to the use of the preliminary prospectus and the Prospectus in connection with the remarketing of the Securities. All references in this Agreement to amendments or supplements to the Registration Statement, the preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the "1934 Act"), after the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date or the Final Remarketing Date, as the case may be, which is incorporated or deemed to be incorporated by reference in the Registration Statement, the preliminary prospectus or the Prospectus, as the case may be.

         3.    Provisions Incorporated by Reference. (a) Subject to Section
3(b) hereof, the provisions of the Underwriting Agreement referred to in
Schedule I hereto (other than all portions preceding Section 1, Section 1,
Section 2, Sections 3(a) and (z), Sections 4 (i), (j), (l), (m) and (o), Sections 5(j), (k) and (m), Section 6, Section 7 and Section 8 thereof) are incorporated herein by reference, mutatis mutandis, and the Company hereby makes the representations and warranties, and agrees to comply with the covenants and obligations, set forth in the provisions of the Underwriting Agreement incorporated by reference herein, as modified by the provisions of Section 3(b) hereof.

         (b) With respect to the provisions of the Underwriting Agreement incorporated herein by reference, for the purposes hereof, (i) all references therein to the "Underwriter" or "Underwriters" shall be deemed to refer to the Remarketing Agents and all references to the "Representative" or the "Representatives" shall be deemed to refer to the Remarketing Agents; (ii) for purposes of Section 5 therein, all references therein to the "Securities", "Common Stock", "Issuable Common Stock", "Option Securities" or "Initial Securities" shall be deemed to refer to the Securities as defined herein; (iii) all references therein to the "Closing Date" shall be deemed to refer to the Remarketing Closing Date specified in Schedule I hereto and all references to "Date of Delivery" shall be disregarded; (iv) all references therein to the "Registration Statement," the "Preliminary Prospectus", the "Final Prospectus" or the "Prospectus" shall be deemed to refer to the Registration Statement, the preliminary prospectus and the Prospectus, respectively, as defined herein; (v) except as set forth in clause (ix) hereof all references therein to this "Agreement," the "Underwriting Agreement," "hereof," "herein" and all references of similar import, shall be deemed to mean and refer to this Supplemental Remarketing Agreement; (vi) all references therein to "the date hereof," "the date of this Agreement" "the Execution Date" and all similar references shall be deemed to refer to the date of this Supplemental Remarketing Agreement; (vii) the third sentence of Section 3(j) shall be deleted in its entirety; (viii) the reference in Section 5(g) to "Harvey P. Perry" shall be replaced with a reference to "Stacey W. Goff"; (ix) the term "Transaction Documents" shall be deemed to include this Agreement; (x) for purposes of Sections 5(d), (e) and (i) therein, the references to "the date hereof" and "the Execution Date" shall be deemed to mean "the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date or the Final Remarketing Date, as the case may be"; (xi) the term "Ancillary Agreements" shall be deemed to refer to the Remarketing Agreement and this Agreement; (xii) Schedule II to the Underwriting Agreement shall be replaced with Schedule II to this Agreement; (xiii) clauses (iv) and
(v) of Section 5(e) shall be revised to read as follows: "(iv) any material adverse change in the financial markets in the United States or elsewhere; or
(v) the outbreak or escalation of hostilities or other international or national calamity or crisis, if the effect of any such event specified in clause (iv) or
(v), in the Remarketing Agents' judgment, makes it impracticable or inadvisable to proceed with the remarketing or the delivery of the Securities on the terms and in the manner contemplated in the Prospectus"; (xiv) paragraph 4 of Exhibit A to Underwriting Agreement shall be revised to add a reference to the Remarketing Agreement; (xv) the reference to "or known to me" in the last sentence of paragraph 4 of Exhibit A to the Underwriting Agreement shall be disregarded; (xvi) all references to the Equity Units, the Purchase Contracts and the Issuable Common Stock in paragraphs 2, 3, 6 and 9 of Exhibit B to the Underwriting Agreement shall be disregarded; (xvii) paragraph 7 of Exhibit B to Underwriting Agreement shall be replaced with the following: "The statements under the heading "Description of Debt Securities" in the Registration Statement and the Basic Prospectus and the headings "Description of the Senior Notes" and "Certain United States Federal Income Tax Considerations" in the Final Prospectus are accurate in all material respects and, insofar as such description contains statements constituting a summary of the legal matters or documents referred to therein, such statements fairly summarize the information referred to therein."; and (xviii) the second sentence of the penultimate paragraph of Exhibit B to the Underwriting Agreement shall be revised to read in its entirety as follows: "Accordingly, whenever any statement in this letter is qualified by the phrase "to the best of our knowledge" or "known to us" or a phrase of similar import, such phrase is intended to mean the actual knowledge of information by the lawyers in our firm who have been principally involved in negotiating the subject transaction and preparing the pertinent documents and any other lawyers in our firm having substantial responsibility for managing the client relationship with the Company or overseeing the firm's provision of securities law advice to the Company, but does not include the information that might be revealed if there were to be undertaken a canvass of all lawyers in our firm, a general search of our files, a review of all of the Company's contacts or any other type of independent investigation."

         4. Remarketing. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth or incorporated by reference herein and in the Remarketing Agreement, the Remarketing Agents agree to use their reasonable efforts to remarket, in the time and in the manner set forth in Section 2(b) of the Remarketing Agreement, the aggregate principal amount, as the case may be, of Securities set forth in Schedule I hereto at a price of approximately 100.25% (but not less than the Minimum Remarketing Price) of the Treasury Portfolio Purchase Price, in the case of the Initial Remarketing, Second Remarketing, if any, and Third Remarketing, if any, or at a price of approximately 100.25% (but not less than the Minimum Remarketing Price) of the aggregate principal amount of the Securities in the case of the Final Remarketing, if any. In connection therewith, the registered holder or holders thereof agree pursuant to Section 3 of the Remarketing Agreement, in the manner specified in Section 5 hereof, to pay to the Remarketing Agents the Remarketing Fee, payable by deduction from any amount received in connection with such remarketing. Pursuant to the First Supplemental Indenture, the right of each holder of Securities to have Securities tendered for purchase shall be limited to the extent set forth in the second to last sentence of Section 2(b) of the Remarketing Agreement (which is incorporated by reference herein). As more fully provided in Section 2(c) of the Remarketing Agreement (which is incorporated by reference herein), the Remarketing Agents are not obligated to purchase any Securities in the remarketing or otherwise, and neither the Company nor the Remarketing Agents shall be obligated in any case to provide funds to make payment upon tender of Securities for remarketing.

         5. Delivery and Payment. (a) Delivery of payment for the remarketed Securities by the purchasers thereof identified by the Remarketing Agents and payment of the Remarketing Fee shall be made on the Remarketing Closing Date (or such later date not later than five Business Days after such date as the Remarketing Agents shall designate), which date and time may be postponed by agreement between the Remarketing Agents and the Company, at the Closing Location (as such term is defined on Schedule I hereto). Delivery of the remarketed Securities and payment of the Remarketing Fee shall be made to the Remarketing Agents against payment by the respective purchasers of the remarketed Securities of the consideration therefor as specified herein, which consideration pursuant to Section 4.6 or 6.3 of the Pledge Agreement and Section
5.3 or 5.4 of the Purchase Contract Agreement shall be paid to the Collateral Agent for the account of the persons entitled thereto by certified or official bank check or checks drawn on or by a New York Clearing House bank and payable in immediately available funds or in immediately available funds by wire transfer to an account or accounts designated by the Collateral Agent.

         (b) The remarketed Securities shall be represented by one or more definitive global securities in book-entry form and shall be registered in the name of The Depository Trust Company (or its nominee), and the Company agrees to have such certificates available for inspection, packaging and checking by the Remarketing Agents in New York, New York not later than 1:00 p.m. on the Business Day prior to the Remarketing Closing Date. The Remarketing Agents may modify the settlement procedures with respect to the remarketed Securities in order to facilitate the settlement process.

         6. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, by registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows:

         if to the Company, to:

         100 CenturyTel Drive
         Monroe, LA  71203
         Attention:  Chief Financial Officer
         Facsimile: 318-388-9000

         with a copy to:

         Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP 201 Saint Charles Avenue
         New Orleans, LA  70170-5100
         Attention:  Kenneth J. Najder, Esq.
         Facsimile: 504-589-8386

         if to the Remarketing Agents, to:

         Banc of America Securities LLC
         9 West 57th Street, 22nd Floor
         New York, NY 10019
         Attention: High Grade Debt Capital Markets Transaction Management
         Facsimile: 212-583-8000

         J.P. Morgan Securities Inc.
         270 Park Avenue
         New York, NY 10017
         Attention: High Grade Syndicate Desk - 8th Floor
         Facsimile: 212-834-6081

         Wachovia Securities, Inc.
         One Wachovia Center
         301 South College Street
         Charlotte, NC 28288
         Attention: High Grade Syndicate Desk - 7th Floor
         Facsimile: 704-383-9165

         with a copy to:

         Pillsbury Winthrop LLP
         1540 Broadway
         New  York, NY 10036
         Attention: Jeffrey J. Delaney, Esq.
         Facsimile: 212-858-1500

         and if to the Purchase Contract Agent, to:
         Wachovia Bank, National Association
         2525 West End Avenue, Suite 1200
         Nashville, TN  37203
         Attention: Caroline Oakes
         Facsimile: 615-341-3927

or to such other address as any of the above shall specify to the other in writing.

         7. Conditions to Obligations of Remarketing Agents. Anything herein to the contrary notwithstanding, the parties hereto agree that the obligations of the Remarketing Agents under this Agreement and the Remarketing Agreement are subject to the satisfaction of the conditions set forth in Section 7 of the Remarketing Agreement (which are incorporated herein by reference), and to the satisfaction, on the Initial Remarketing Date, Second Remarketing Date, Third Remarketing Date or Final Remarketing Date, as the case may be, and the Remarketing Closing Date of the conditions incorporated by reference herein from
Section 5 of the Underwriting Agreement (except subparagraphs (j), (k) and (m) thereof) as modified by Section 3(b) hereof (including, without limitation, the delivery of opinions of counsel, officers' certificates and accountants' comfort letters on the terms and conditions therein specified, the accuracy as of the Initial Remarketing Date, Second Remarketing Date, Third Remarketing Date or Final Remarketing Date, as the case may be , and the Remarketing Closing Date of the representations and warranties of the Company included and incorporated by reference herein and the performance by the Company of its obligations under the Remarketing Agreement and this Agreement as and when required hereby and thereby).

         8. Indemnity and Contribution. Anything herein to the contrary notwithstanding, the Remarketing Agents shall be entitled to indemnity and contribution on the same terms and conditions as are set forth in Section 10 of the Remarketing Agreement (which is incorporated by reference herein except that all references therein to this "Agreement" shall be deemed to mean and refer to this Supplemental Remarketing Agreement and all references therein to the "Registration Statement," the "preliminary prospectus" and the "final prospectus" shall be deemed to mean and refer to the Registration Statement, the preliminary prospectus and the Prospectus, respectively, as defined herein).

         9. Black-Out. Until thirty (30) days from the Initial Remarketing, Second Remarketing, in the event of a Failed Initial Remarketing, or Third Remarketing, in the event of a Failed Second Remarketing, or Final Remarketing, in the event of a Failed Third Remarketing, the Company will not, without the consent of the Remarketing Agents, offer, sell or contract to sell, or otherwise dispose of, by public offering, or announce the public offering of, any other debt securities of the Company other than (i) up to $400,000,000 aggregate principal amount of the Company's senior notes and (ii) the incurrence of indebtedness under the Company's credit facilities or through commercial paper issuances.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles thereunder.

         11. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

         12. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

         13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

         14. Obligations of the Remarketing Agents. All obligations of the Remarketing Agents under this Agreement shall be several and not joint.

         15. Effectiveness of the Remarketing Agreement. Except as may otherwise be specifically set forth herein, the Remarketing Agreement shall otherwise remain in full force and effect.

         16. Survival. Anything herein to the contrary notwithstanding, the provisions of Section 8 and this Section 16 shall survive any termination or expiration of this Agreement and remain in full force and effect. The respective indemnities, agreements, representations, warranties and other statements of the Company or the Remarketing Agents, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agents or any of their controlling persons, or by or on behalf of the Company, and shall survive any remarketing of the Securities.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Remarketing Agents.

                                           CENTURYTEL, INC.


                                           By: /s/ R. Stewart Ewing, Jr.
                                              ------------------------------
                                                  R. Stewart Ewing, Jr.
                                                  Executive Vice President &
                                                  Chief Financial Officer



CONFIRMED AND ACCEPTED:


BANC OF AMERICA SECURITIES LLC

By:      /s/ Lily Chang
    --------------------------------
    Name:  Lily Chang
    Title: Principal


J.P. MORGAN SECURITIES INC.

By:      /s/ Robert Bottamedi
    --------------------------------
    Name:  Robert Bottamedi
    Title: Vice President


WACHOVIA CAPITAL MARKETS, LLC

By:      /s/ Jim Stenson
    --------------------------------
    Name:  Jim Stenson
    Title: Managing Director


WACHOVIA BANK, NATIONAL ASSOCIATION,
not individually but solely as Purchase
Contract Agent and as attorney-in-fact for the holders of the Purchase Contracts


By:      /s/ Caroline R. Oakes
   ---------------------------------
   Name:  Caroline R. Oakes
   Title: Vice President

                                   SCHEDULE I

Securities subject to the remarketing: Senior Notes, Series J, due 2007 of CenturyTel, Inc. (the "Securities").

Purchase Contract Agreement, dated as of May 1, 2002 (the "Purchase Contract
         Agreement") by and between CenturyTel, Inc., a Louisiana corporation, and Wachovia Bank, National Association, a national banking association organized and existing under the laws of the United States.

Pledge Agreement dated as of May 1, 2002 (the "Pledge Agreement") by and between CenturyTel, Inc., a Louisiana corporation, JPMorgan Chase Bank N.A., a national banking association, and Wachovia Bank, National Association, a national banking association organized and existing under the laws of the United States.

Indenture dated as of March 31, 1994 (the "Senior Indenture") by and between
         CenturyTel, Inc., a Louisiana corporation, and Regions Bank (successor-in-interest to First American Bank and Trust of Louisiana and Regions Bank of Louisiana), an Alabama state banking corporation, as trustee.

First Supplemental Indenture, dated as of May 1, 2002 (the "First
         Supplemental Indenture" and, together with the Senior Indenture, the "Indenture") by and between CenturyTel, Inc., a Louisiana corporation, and Regions Bank, an Alabama state banking corporation, as trustee.

Aggregate Principal Amount of Securities: Up to $500,000,000.

Underwriting Agreement, dated April 30, 2002 (the "Underwriting Agreement") among CenturyTel, Inc. and Goldman Sachs & Co., as Representative of the several Underwriters.

Remarketing Closing Date, Time and Location: 10:00 a.m., New York time, on the third Business Day following the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date or the Final Remarketing Date, as the case may be (or such other time as the Company and the Remarketing Agents mutually agree), at the offices of Pillsbury Winthrop LLP, 1540 Broadway, New York, New York (the "Closing Location").

                                   SCHEDULE II

                                  SUBSIDIARIES

   Name
----------

CenturyTel Arkansas Holdings, Inc.

CenturyTel of Central Wisconsin, LLC

CenturyTel of Evangeline, LLC
 (successor to Evangeline Telephone Company)

CenturyTel of Arkansas, Inc.
 (formerly named Century Telephone of Arkansas, Inc.)

CenturyTel of Mountain Home, Inc.
 (formerly named Mountain Home Telephone Co., Inc.)

CenturyTel of Wisconsin, LLC
 (successor to Century Telephone of Wisconsin, Inc.)

CenturyTel Midwest-Michigan, Inc.
 (formerly named Century Telephone Midwest, Inc.)

CenturyTel of Ohio, Inc.
 (formerly named Century Telephone of Ohio, Inc.)

CenturyTel of Alabama, LLC

Spectra Communications Group, LLC

Telephone USA of Wisconsin, LLC

CenturyTel of Washington, Inc.

CenturyTel of Eagle, Inc.

CenturyTel of Midwest-Kendall, LLC

CenturyTel of Montana, Inc.

CenturyTel of Northwest Arkansas, LLC

CenturyTel of Central Arkansas, LLC

CenturyTel Holdings, Inc.

CenturyTel of the Midwest-Wisconsin, LLC

CenturyTel of the Northwest, Inc.

CenturyTel of Michigan, Inc.

CenturyTel of San Marcos, Inc.

CenturyTel Service Group, LLC